FOR IMMEDIATE RELEASE

VF COMPLETES ACQUISITION OF THE TIMBERLAND COMPANY

•	Transformative Acquisition Creates $10 Billion Apparel & Footwear Powerhouse Anchored in Outdoor & Action Sports

•	Acquisition Expected to add $700 Million to Revenues and $.45* to EPS in 2011

•	New Leadership Structure Announced

*excluding acquisition related expenses

Greensboro, NC – September 13, 2011 – VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, announced today that it has completed its previously announced acquisition of The Timberland Company (“Timberland”) for $43 per share and a total consideration of $2.3 billion.

With $1.4 billion in revenues in 2010, Timberland, a global, growing outdoor footwear and apparel company based in Stratham, N.H., will become part of VF’s Outdoor & Action Sports coalition.  Timberland and Smartwool will remain headquartered in Stratham and Steamboat Springs, Colo., respectively.

“This is a tremendously exciting day for VF.  We are delighted to officially welcome Timberland® and Smartwool® to VF’s family of brands,” said Eric Wiseman, VF Chairman and Chief Executive Officer. “This acquisition strengthens VF’s position within the outdoor industry by adding two strong, global, and authentic brands with significant momentum and growth opportunities. VF is committed to helping the Timberland® and Smartwool® brands reach their global growth potential, while maintaining each brand’s unique essence.”

“Today marks the beginning of a very exciting chapter for Timberland,” said Jeff Swartz, former Timberland President and Chief Executive Officer.  “I am confident that while our ownership structure has changed, what makes Timberland unique and special will not.  VF has an enviable track record of allowing its brands to execute their distinct strategic visions.  This is the right time to take the Timberland® and Smartwool® brands to the next level, and VF - which is as passionate about building brands as we are - is the right partner for us.”

The Timberland acquisition is expected to be immediately accretive to VF's earnings per share, by approximately $.45 in 2011, excluding acquisition related expenses.  Inclusive of these expenses, the earnings accretion would be about $.25 per share.  It is also expected to add about $700 million to VF’s 2011 revenues.

VF has completed its acquisition financing with the issuance on August 24th of $400 million in floating rate notes due 2013 and $500 million of 3.5% notes due 2021.  The balance of the acquisition price has been funded through a combination of cash on hand and commercial paper.

New Leadership Structure

Patrik Frisk, 48, who has been serving since 2009 as President, VF Outdoor & Action Sports EMEA, has been named President of Timberland.  He will report to Steve Rendle, Group President, VF Outdoor & Action Sports Americas.  In his new role, Patrik will serve as the global leader for the Timberland® brand, working in partnership with international leaders across both Europe and Asia to deliver the brand’s full growth potential.  He will be relocating to the Stratham area in the near future.

Richard O’Rourke, 58, will continue as Senior Vice President, International, with responsibility for the Timberland® brand in the EMEA and Asia and for global distributors.  O’Rourke will continue to be based in Wexham, U.K., and will report to Karl Heinz Salzburger, Group President, VF International.

Mark Satkiewcz, 43, will continue to lead Smartwool as President of Smartwool Americas, and remain in Steamboat Springs.  He will also report to Rendle.

Each of these leaders will be supported by strong teams of well-established leaders within the Timberland and Smartwool organizations.

Additionally, Carden Welsh, Senior Vice President & Chief Administrative Officer and a member of Timberland’s Board of Directors, who has provided critical insight and strategic direction to the company for the past four years, has agreed to stay through December. He will serve as an Executive Advisor to both Rendle and Frisk.

Jeff Swartz is leaving Timberland to pursue other interests.  In addition to Swartz, there are two other departures from the company.  Carrie Teffner, Vice President and Chief Financial Officer, who has been with Timberland since 2009, will leave the company in September.  Danette Wineberg, Vice President, General Counsel and Secretary, is also departing this month, following a 14-year career with the company.

“The Swartz family and the company’s leadership team have built strong outdoor brands that share an equally strong commitment to their people, their communities and the environment,” Wiseman said.  “We thank Jeff, Carrie and Danette for their leadership and all they have done for Timberland, and we wish them great success in the future.”

Rendle commented: “We are fortunate to have such a broad and diverse base of exceptional talent within both the Timberland and Smartwool organizations. Combined with the substantial global resources of VF, we have a winning formula for growth.”  Added Salzburger, “With over half its revenues coming from international markets, Timberland is already well-positioned as a global brand.  We look forward to leveraging VF’s platforms in both Europe and Asia to drive both the Timberland and Smartwool businesses to new heights.”

Statement on Forward Looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.  Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include the overall level of consumer demand for apparel; the level of consumer confidence; VF's ability to successfully integrate and grow acquisitions; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; VF's reliance on a small number of large customers; the financial strength of VF's customers; changing fashion trends and consumer demand; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF's ability to maintain the strength and security of its information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

About VF

VF Corporation is a global leader in branded lifestyle apparel with more than 30 brands, including Wrangler®, The North Face®, Timberland®, Lee®, Vans®, Nautica®,  7 For All Mankind®, Eagle Creek®, Eastpak®, Ella Moss®, JanSport®, John Varvatos®, Kipling®, lucy®, Majestic®, Napapijri®, Red Kap®, Reef®, Riders® , Smartwool® and Splendid®.

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Contacts:

Financial Community:	Cindy Knoebel, CFA
VP, Corporate Relations
VF Services
(212) 841-7141/(336) 424-6189
cindy_knoebel@vfc.com

Media:	Carole Crosslin
Director, Corporate Communications
(336) 424-7836
carole_crosslin@vfc.com